                                   Five Radnor Corporate Center
                                   100 Matsonford Road, Suite 550
                                   Radnor, Pennsylvania 19087








                                   July 5, 1995


TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Monday, August 7, 1995, at 8:30 a.m., Eastern Daylight Time, in the Washington Room, Four Seasons Hotel, 18th Street and Benjamin Franklin Parkway, Philadelphia, Pennsylvania.

     The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon during the Annual Meeting. You are welcome to present your views on these items and other subjects related to the Company's operations. Your participation in the activities of the Company is important, regardless of the number of shares you hold.

     To ensure that your shares are represented at the Annual Meeting, whether or not you are able to attend, please complete the enclosed proxy and return it to us in the postage-paid envelope.

     I hope you will attend the Annual Meeting.


                                   Sincerely,

                                   /s/ Peter McCausland
                                   _____________________
                                   Peter McCausland
                                   Chairman, President
                                   and Chief Executive Officer

                                 AIRGAS, INC.
                         ___________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                AUGUST 7, 1995
                         ___________________________

TO THE STOCKHOLDERS:

     The Annual Meeting of the Stockholders of Airgas, Inc. (the "Company"), a Delaware corporation, will be held on Monday, August 7, 1995, at 8:30 a.m., Eastern Daylight Time, in the Washington Room, Four Seasons Hotel, 18th Street and Benjamin Franklin Parkway, Philadelphia, Pennsylvania, for the following purposes:

     1.   To elect three Directors of the Company.

     2. To vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to limit the potential liability of the directors for monetary damages for certain acts or omissions.

     3. To vote upon a proposal to amend the Company's Amended and Restated 1984 Stock Option Plan.

     4. To vote upon a proposal to approve the Company's Management Incentive Plan.

     5. To vote upon a proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending March 31, 1996.

     6. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Stockholders of record at the close of business on June 9, 1995 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy in the return envelope. Returning your proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.

                              By Order of the Board of Directors,

                              /s/ Todd R. Craun
                              ______________________
                              Todd R. Craun, Esq.
                              Secretary
Radnor, Pennsylvania
July 5, 1995

     The Company's Annual Report for the year ended March 31, 1995 accompanies this notice, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

                                 AIRGAS, INC.
                                 ____________


                               PROXY STATEMENT
                               _______________



     This Proxy Statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on August 7, 1995.

     Stockholders of record at the close of business on June 9, 1995 will be entitled to vote at the Annual Meeting. At the close of business on June 9, 1995, 30,721,158 shares of the Company's $0.01 par value common stock ("Common Stock") were outstanding. A stockholder is entitled to one vote for each share of Common Stock held by such stockholder. This Proxy Statement and the enclosed form of proxy are being mailed to the Company's stockholders on or about July 5, 1995.

     Shares represented by a proxy in the accompanying form, unless previously revoked, will be voted at the Meeting if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation before a vote is taken. A proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by giving a later dated proxy, or by voting in person at the meeting. Mere attendance at the Annual Meeting will not revoke the proxy. Any specific instructions indicated on your proxy will be followed. Unless contrary instructions are given, your proxy will be voted FOR each of the proposals described in this Proxy Statement and in the discretion of the proxy holders on such other business as may properly come before the Annual Meeting.

     Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares in their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a "broker non-vote." A broker non-vote has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A broker non-vote has the effect of reducing the number of required affirmative votes when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval of the proposal. The election of each nominee for director (Proposal 1) requires a plurality of votes cast. Brokers have discretionary authority to vote on this proposal. Approval of the proposed amendment to the Company's Certificate of Incorporation (Proposal 2) requires the affirmative vote of the majority of the outstanding shares entitled to vote. Approval of the proposed amendment to the 1984 Stock Option Plan (Proposal 3), the Company's Management Incentive Plan (Proposal 4) and the ratification of the selection of the auditors (Proposal 5) requires the approval of a majority of the outstanding shares of Common Stock represented and entitled to vote at the meeting. For purposes of Proposals 2, 3, 4 and 5, abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the approval of Proposals 3, 4 and 5, but will have the same effect as a vote against Proposal 2. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

     The cost of proxy solicitation, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to beneficial owners of the Common Stock, will be paid by the Company. Proxies will be solicited without extra compensation by certain officers and regular employees of the Company by mail and, if found to be necessary, by telephone and personal interviews. All shares represented by valid proxies will be voted.

                      ELECTION OF DIRECTORS

     The By-Laws of the Company presently provide that the Board of Directors shall designate the number of directors constituting the Board of Directors, which shall be no less than seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at nine. The Board of Directors consists of three classes, with directors of one class to be elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election. The three directors whose terms expire at the 1995 Annual Meeting have been nominated to serve for a term expiring at the 1998 Annual Meeting.

     The names and biographical summaries of the three persons who have been nominated to stand for election at the 1995 Annual Meeting and the remaining directors whose terms are continuing until the 1996 or 1997 Annual Meetings appear below. W. Thacher Brown, Frank B. Foster, III and Peter McCausland were elected by the stockholders at the 1992 Annual Meeting. Of the continuing directors, James M. Hoak, Jr., John A.H. Shober and Merril L. Stott were elected by the stockholders at the 1993 Annual Meeting and Erroll C. Sult, Robert E. Naylor, Jr. and Robert L. Yohe were elected by the stockholders at the 1994 Annual Meeting.

     All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Nominating and Compensation Committee.

     The Board of Directors recommends that you vote FOR the election of Messrs. Brown, Foster and McCausland.

     Set forth below is certain information regarding the three nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing until the 1996 and 1997 Annual Meetings.

Nominees for Election for Terms Expiring at the 1998 Annual Meeting:

W. Thacher Brown     Mr. Brown, age 47, has been the President, Treasurer and
                     a director of 1838 Investment Advisors, Inc., an investment management company, and President of 1838
                     Investment Advisors, L.P., since July 1988, and President of 1838 Investment Advisors Funds since 1995. He is a director of the 1838 Bond Debenture Trading Fund Inc. and
                     The Harleysville Mutual Insurance Company, and was a
                     Senior Vice President and a director of Drexel Burnham
                     Lambert Incorporated for more than four years prior to 1988. Mr. Brown has been a director of the Company since
                     1989.

Frank B. Foster, III Mr. Foster, age 61, has been Chairman of DBH Associates, a venture capital/consulting firm, since 1989. He was President and CEO of Diamond-Bathurst Inc., a publicly-held manufacturer of glass containers, from 1975 until he founded DBH. He also serves as a director of Contour Packaging, U.S. Precision Glass, Fragrance Impressions, Ltd., Carr-Lowrey Glass Company and 1838 Investment Advisors Funds. Mr. Foster has been a director of the Company since 1986.

Peter McCausland    Mr. McCausland, age 45, has been the Chairman of the
                    Board and the Chief Executive Officer of the Company since 1987, has been the President since April 1993 and was the President from 1986 to 1988. Mr. McCausland has been a director of the Company since 1986.

Directors Serving for Terms Expiring at the 1996 Annual Meeting:

James M. Hoak, Jr.  Mr. Hoak, age 51, has been the Chairman of Heritage Media
                    Corporation, a broadcasting and advertising services company, since 1987. He is also the Chairman of Cypress Capital Corporation, a private investment company, since 1991, and Chairman and President of James M. Hoak & Co., an investment banking company, and Hoak Securities Corp., a broker-dealer, since 1995. Mr. Hoak served as Chairman and Chief Executive Officer of Crown Media, Inc., a cable television company, from 1991 to 1995. He was the Chairman and Chief Executive Officer of Heritage Communications, Inc., a cable television company, from 1987 until 1990, and was President for more than five years prior thereto. He is a director of Midwest Resources, Inc., Pier 1 Imports, Inc., Texas Industries, Inc. and Sun Coast Plastics, Inc. He has served as a director of the Company since 1987.

John A.H. Shober    Mr. Shober, age 62, has been the Vice Chairman of Penn
                    Virginia Corporation, a natural resources company, since
                    1992, Chief Executive Officer since 1989 and was President for more than ten years prior to 1989. He has been an officer of Penn Virginia Corporation since 1971, and served as a director since 1978. Mr. Shober is a director of Betz Laboratories, Inc., Ensign Bickford Industries,
                    Inc., First Reserve Corporation and MIBRAG mbH, as well as a Member of the Board of Managers of Pennsylvania
                    Hospital, a Member of the Board of Trustees of Eisenhower
                    Exchange Fellowships, Inc. and director of the YMCA of Philadelphia and vicinity. Mr. Shober has served as a director of the Company since 1990.

Merril L. Stott     Mr. Stott, age 66, has been providing management
                    consulting services to the Company since April 1, 1994.
                    Prior to that, he was the Director of Management
                    Development for the Company from April 1, 1993 to March
                    31, 1994, was President from April 1, 1991 to March 31,
                    1993, and was Vice President-Operations from August 1988 to March 31, 1991. Mr. Stott has served as a director of the Company since 1993.

Directors Serving for Terms Expiring at the 1997 Annual Meeting:

Erroll C. Sult      Mr. Sult, age 68, has been the President of National
                    Welders Supply Co., Inc., a major independent producer and distributor of industrial gases, welding supplies and related equipment in North Carolina, South Carolina,
                    Georgia and Virginia, since 1987, and was Executive Vice
                    President for more than five years prior thereto.  Mr.
                    Sult has served as a director of the Company since 1988.

Robert E. Naylor, Jr. Mr. Naylor, age 62, has been the Group Vice President of
                      Rohm & Haas Company, a specialty chemical manufacturer, since 1985, and has served as a director of Rohm & Haas Company since 1986. Mr. Naylor has served as a director of the Company since 1992.

Robert L. Yohe        Mr. Yohe, age 59, is an independent businessman and
                      investor.  He was Vice Chairman of the Board of Olin
                      Corporation and a member of Olin's Board of Directors from September 1990 until April 1994. Mr. Yohe served in various executive positions at Olin since 1983, including Executive Vice President from 1987 until
                      January 1993 and President of the Chemicals Group from
                      April 1985 until October 1987.  He is a director of Betz
                      Laboratories, Inc., and serves as a director on a number of business organizations. Mr. Yohe also is a trustee of Lafayette College. Mr. Yohe has served as a director of the Company since 1994.

Board of Directors and Committees

     The Board of Directors held eleven meetings during the year ended March 31, 1995. The average attendance by directors at these meetings was 98 percent, and all incumbent directors attended at least 90 percent of the Board and Committee meetings they were scheduled to attend.

     The standing committees of the Board of Directors are an Executive Committee, a Nominating and Compensation Committee and an Audit Committee. These committees held, respectively, no meetings, two meetings and three meetings during the year ended March 31, 1995.

     The members of the Executive Committee are Messrs. Foster, McCausland and Sult. As authorized by Delaware law and the Company's By-Laws, the Executive Committee may exercise all of the powers of the Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the By-Laws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity which has annual sales in excess of 20% of the annual sales of the Company or take any other action which may only be taken by the Board.

     The members of the Nominating and Compensation Committee are Messrs. Brown, Hoak and Shober. Its responsibilities include the review of compensation practices and corporate benefit plans of the Company, and the review and recommendation of prospective officers and Board members.
The Committee does not consider nominations for Board membership made by the Company's stockholders.

     The members of the Audit Committee are Messrs. Brown, Naylor and Yohe. Its duties include the selection of independent accountants subject to the approval of the stockholders, review of the scope and results of the audit and review of the organization and scope of the Company's internal auditing and financial controls.

Compensation of Directors

     Directors (other than those who are employees of the Company) are paid an annual retainer of $9,000 plus a fee of $750 for each Board or Committee meeting attended, and are entitled to participate in the 1989 Non-Qualified Stock Option Plan for Directors (Non-Employees) (the "Directors' Plan").
Under the Directors' Plan, on the date of each annual meeting of stockholders, continuing directors are granted options to purchase 4,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant. The options are exercisable immediately and have terms of 10 years. Messrs. Brown, Foster, Hoak, Naylor, Shober, Sult, Stott and Yohe each received options to acquire 2,500 shares (after they each waived their right to options to acquire 1,500 shares) in fiscal 1995. Directors are also reimbursed for their travel expenses for attendance at Board and Committee meetings.

     From April 1, 1994 through March 31, 1995, Mr. Stott was paid $38,000 for consulting services he rendered to the Company.

Filings Under Section 16(a)

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of the securities with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no greater than ten percent stockholders, other than one person who is an officer and director.

     Based solely on its review of the copies of the forms received by it with respect to the 1995 fiscal year, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all of its officers and directors complied with all filing requirements applicable to them, except with respect to one late filing of a Form 4 to report the grant of transferable option under the Company's Amended and Restated 1984 Stock Option Plan to Peter McCausland in May 1994, which was filed in July 1994.

                        EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid during the fiscal years ended March 31, 1995, 1994 and 1993 to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers based on salary and bonus earned during the 1995 fiscal year.

Summary Compensation Table (continued on next page)

                        Annual Compensation
                        ___________________

                                                          Other Annual
Name and Principal     Fiscal                             Compensation
   Position            Year      Salary ($)   Bonus ($)   ($)(1)
_________________      ______    __________   _________   ____________

Peter McCausland       1995      325,000      $580,280     (1)
Chairman, President    1994      325,000       575,000
and Chief Executive    1993      325,000       425,000
Officer

Britton H. Murdoch     1995      153,000        70,000     (1)
Vice President-        1994      147,500        68,300
Finance                1993      139,833        58,200

Kenneth A. Keeley      1995      152,062        64,733     (1)
Division President-    1994      145,000        49,500
Central                1993      145,000        56,145

Alfred B. Crichton     1995      122,308        64,733     (1)
Division President-    1994      115,000        60,300
West                   1993       98,750        37,673

Hermann Knieling       1995      120,000        64,733     (1)
Division President-    1994      115,000        50,700
East                   1993       92,750        26,572

Summary Compensation Table (continued from previous page)

                                    Long Term Compensation
                                    ______________________

                                        Securities               All Other
Name and Principal     Restricted       Underlying    LTIP       Compensation
   Position            Stock Awards     Options (#)   Payouts    ($)(1)
_________________      ____________     ___________   ________   ____________

Peter McCausland           None          108,000       None      $  5,766(2)
Chairman, President        None          136,000       None         4,558
and Chief Executive        None          168,000       None        13,015
Officer

Britton H. Murdoch         None           20,200       None         7,692(3)
Vice President-            None           25,600       None         6,082
Finance                    None           20,000       None         5,089

Kenneth A. Keeley          None           20,200       None         8,125(4)
Division President-        None           25,600       None         6,488
Central                    None           12,000       None         5,251

Alfred B. Crichton         None           22,200       None         6,494(5)
Division President-        None           25,600       None         5,029
West                       None           12,000       None         1,792

Hermann Knieling           None           20,200       None         6,900(6)
Division President-        None           25,600       None         5,600
East                       None           12,000       None         2,155

(1) Amount does not exceed the lesser of $50,000 or 10% of total salary and bonus.
(2) Consists of $5,562 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan, and the value of life insurance premiums of $204 paid for the benefit of Mr. McCausland.
(3) Consists of $7,560 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan, and the value of life insurance premiums of $132 paid for the benefit of Mr. Murdoch.
(4) Consists of $7,549 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $576 paid for the benefit of Mr. Keeley.
(5) Consists of $6,146 of employer matching contributions and additional discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $348 paid for the benefit of Mr. Crichton.
(6) Consists of $6,000 of discretionary contributions based on the profitability of the Company under the Company's 401(k) Plan and the value of life insurance premiums of $900 paid for the benefit of Mr. Knieling.

Option Grants During 1995 Fiscal Year (continued on next page)

     The following table provides information related to options granted to the named executive officers during fiscal 1995. The Company does not have any outstanding stock appreciation rights.




Individual Grants
______________________________________________________________________________

                    No. of
                    Securities   % of Total
                    Underlying   Options
                    Options      Granted to
                    Granted      Employees in   Exercise        Expiration
Name                (#)(2)       Fiscal Year    Price ($/Sh)      Date
____                _________    ____________   ____________    ___________

Peter McCausland      54,000        10.8%         $22.63        May 12, 2004
                      54,000        10.8           29.41        May 12, 2004

Britton H. Murdoch     6,500         1.3           22.63        May 12, 2004
                       6,900         1.4           29.41        May 12, 2004
                       6,800         1.4           29.41        May 12, 2000

Kenneth A. Keeley      6,500         1.3           22.63        May 12, 2004
                       6,900         1.4           29.41        May 12, 2004
                       6,800         1.4           29.41        May 12, 2000

Alfred B. Crichton     6,500         1.3           22.63        May 12, 2004
                       6,900         1.4           29.41        May 12, 2004
                       6,800         1.4           29.41        May 12, 2000
                       2,000          .4           29.41        May 12, 2004

Hermann Knieling       6,500         1.3           22.63        May 12, 2004
                       6,900         1.4           29.41        May 12, 2004
                       6,800         1.4           29.41        May 12, 2000

Options Granted During 1995 Fiscal Year (continued from previous page)


                                 Potential Realization Value at
                                 Assumed Annual Rates of Stock
                                 Price Appreciation for Option
                                 Term (1)
                                 _______________________________



Name                     0%($)(3)          5%($)(3)      10%($)(3)
____                     ________          ________      _________

Peter McCausland           $ 0            $768,522       $1,947,585
                             0             402,402        1,581,465

Britton H. Murdoch           0              92,507          234,432
                             0              51,418          202,076
                             0               6,231           72,627

Kenneth A. Keeley            0              92,507          234,432
                             0              51,418          202,076
                             0               6,231           72,627

Alfred B. Crichton           0              92,507          234,432
                             0              51,418          202,076
                             0               6,231           72,627
                             0              14,904           58,573

Hermann Knieling             0              92,507          234,432
                             0              51,418          202,076
                             0               6,231           72,627


(1) These amounts, based on assumed appreciation rates of 0%, 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Options to acquire shares of Common Stock, which become exercisable in four equal annual installments beginning May 12, 1995.

(3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders. If the named executive officers realize the appreciated values based on the 5% and 10% appreciation rates set forth in the table, total stockholder value will have appreciated by approximately $491 million and $1.244, billion, respectively, and the value of the named executive officers' appreciation will be approximately 0.4% of the total stockholders' appreciation. Potential stock price appreciation to all stockholders is calculated based on a total of 30,721,158 shares of Common Stock outstanding on June 9, 1995 and a price of $25.41 per share, the weighted average exercise price of options granted in fiscal 1995 referred to in the table above.

Aggregated Option Exercises During 1995 Fiscal Year and Fiscal Year-End Option Values

     The following table provides information related to employee options and warrants exercised by the named executive officers during fiscal 1995 and the number and value of such options and warrants held at fiscal year-end.

(columns continued on next page)

                        Shares             Value
                        Acquired on        Realized
Name                    Exercise (#)       ($)(1)
____                    ___________        ________

Peter McCausland           ----              ----

Britton H. Murdoch       36,000          $761,310

Kenneth A. Keeley        12,000           263,760

Alfred B. Crichton       10,000           214,700

Hermann Knieling           ----              ----

(columns continued from previous page)

                    Number of Securities
                       Underlying                   Value of Unexercised
                    Unexercised Options             In-the-Money Options
Name                at Fiscal Year-End (#)          at Fiscal Year-End($)(2)
____                ____________________________    __________________________
                    Exercisable     Unexercisable   Exercisable  Unexercisable
                    ___________     _____________   ___________  _____________
Peter McCausland     313,040          339,000       $6,617,471    $4,324,275

Britton H. Murdoch    76,400           59,400        1,610,370       681,195

Kenneth A. Keeley    268,100           49,300        5,906,462       462,221

Alfred B. Crichton    44,400           50,400          893,450       441,660

Hermann Knieling      26,300           47,700          500,181       425,668


     (1) Represents the difference between the option exercise price and the market value on the date of exercise.

     (2) Value based on the closing price of $26.50 per share on March 31, 1995, less the option exercise price.


Termination of Employment and Change in Control Arrangement

     The Company has agreed that upon Mr. McCausland's termination of employment or change in control of the Company, he is entitled to a payment equal to two times annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all previously granted stock options.


               NOMINATING AND COMPENSATION COMMITTEE REPORT ON
                           EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Board of Directors has furnished the following report on executive compensation. Under the supervision of the Nominating and Compensation Committee, the Company has developed and implemented compensation policies, plans and programs. The Committee is composed of three independent, nonemployee directors. Following review and approval by the Nominating and Compensation Committee, all issues pertaining to executive compensation (other than the granting of stock options under the Company's Amended and Restated 1984 Stock Option Plan) are submitted to the full Board of Directors for approval.

     Since its inception, the Company has maintained the philosophy that compensation of its entire management team, including executive officer level positions through operating management positions at the Company's operating subsidiaries should be directly and materially linked to operating performance. To achieve this linkage, compensation is heavily weighted towards bonuses paid on the basis of performance and to the award of stock options to a relatively broad level of operating management.

Compensation Principles

     The foundation of the management compensation program is based on beliefs and guiding principles designed to align compensation with business strategy, Company values and management initiatives. The program:

- -   Rewards executives for long-term strategic management and the enhancement of shareholder value through the award of stock options as a significant percentage of total compensation.

- -   Integrates compensation programs with both the Company's annual and longer-term strategic planning and measurement processes, with particular emphasis on the growth of cash flow.

- -   Provides flexibility in order to maximize local autonomy, which the
    Company views as an important element of its success.

Executive Compensation Program

     The total compensation program consists of both cash and equity based compensation. The annual compensation consists of a base salary and an annual bonus under the Airgas Bonus Plan ("ABP"). (Subject to stockholder approval, future bonus awards to certain of the executive officers will be granted under the Company's Management Incentive Plan.) Incentive compensation is closely tied to corporate and individual performance in a manner that encourages a continuing focus on building profitability and shareholder value. Once each year, the Committee determines the salary ranges for executive officers upon review of salary ranges in companies comparable in size in terms of annual sales and capitalization. The comparison group includes companies in the specialty chemicals industry plus distribution companies and fast growth companies outside of the Company's industrial classification. The Committee included companies outside of the Company's industry in the comparison group because it believes that the Company is similar in certain respects to such companies. Actual salary changes are based upon individual and Company-wide performance and are fixed at levels slightly below salary levels paid at companies in the comparison group. The individual's performance is measured against specific management objectives, such as profit and cash flow, safety targets, programs for training and development of personnel and sales and marketing programs.

     Offsetting the Company's lower base salary levels, however, is the opportunity to earn significantly higher total compensation through incentive bonus and stock option programs. The bonus and stock option components are "at risk," meaning that the ultimate value of the compensation depends on such factors as company financial performance, individual performance and stock price. This at risk portion of the Company's executive compensation ranges from approximately 60% to 70% of total compensation, which represents a higher portion of total compensation than for most of the companies in the comparison group. The Committee approves the participation of key executives in the ABP. Awards for executive officers vary with a combination of the Company's achievement of cash flow and earnings goals and are then adjusted up or down for the executive's achievement of specified objectives and individual job performance. The Company's objectives that the Committee considers are the same as those used to determine salary. The Committee relies on these quantitative and qualitative measures and it uses subjective judgment and discretion in light of these measures and the Company's compensation principles described above to determine base salaries and bonuses.

     Long-term incentives are provided through the grant of stock options.
The Committee reviews and approves the participation of executive officers of the Company and its subsidiaries under the Company's stock option plan. The Committee has the authority to determine the individuals to whom stock options are awarded, the terms of the options and the number of shares subject to each option. The size of option grants are based upon position level. The Committee determines the percentage of total compensation which is to consist of the value of stock options for each position level and divides that value by the estimated value of the options, using the Black-Scholes method. During fiscal 1995, the value of options granted was generally between 40% and 50% of an executive officer's total compensation. Through grants of stock options, the objective of aligning executive officers' long-range interests with those of the stockholders are met by providing the executive officers with the opportunity to build a meaningful stake in the Company. The Company does not have a policy regarding stock ownership objectives for executives and, therefore, the Committee does not consider stock option grants previously made. As with the determination of base salaries and bonuses, the Committee relies on quantitative and qualitative measures and exercises subjective judgment and discretion in view of these measures and the Company's general policies. Executive officers may also participate in the Company's 401(k) Plan, which includes Company matching contributions and discretionary contributions based on the Company's profitability, and the Company's Employee Stock Purchase Plan, which permits eligible employees to purchase shares of the Company's Common Stock at varying discounts from the market price, depending on the employee's compensation level.

Chief Executive Officer Compensation

     The Nominating and Compensation Committee reviewed the Chief Executive Officer's compensation for fiscal year 1995 and determined that his base salary would remain the same as it had been in 1994 consistent with the Company's objective of paying a higher level of compensation through its at risk bonus and stock option programs. The fiscal 1995 bonus award was approved using a formula that set the Chief Executive Officer's bonus at a percentage of the Company's cash flow during the fiscal year. Except for a special cash bonus that was awarded in 1995, the same formula has been used to determine the Chief Executive Officer's bonus since 1990. An additional special bonus was awarded in fiscal 1995 to reflect the Chief Executive Officer's outstanding performance in meeting specific strategic and operating objectives, such as profit and cash flow targets, successful integration of a large number of acquisitions and increases in same-store sales. In determining the number of shares to be awarded as stock options, the Committee relied upon grant levels specifically determined and recommended by an independent outside consultant in 1990 for growth-oriented companies initiating stock option plans, as part of a five-year, front-end loaded stock option grant plan for the Chief Executive Officer, and upon the Chief Executive Officer's performance.

Deductibility

     The Company intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code (the "Code") of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment.
Accordingly, the Airgas Management Incentive Plan and an amendment to the Company's Amended and Restated 1984 Stock Option Plan have been proposed to permit compensation generally paid under those plans to be exempt from the limits contained in Section 162(m) of the Code, although certain compensation paid to the executives may not be deductible.

John A.H. Shober, Chairman
W. Thacher Brown
James M. Hoak, Jr.

                    COMPENSATION COMMITTEE INTERLOCKS AND
                            INSIDER PARTICIPATION


     During the Company's 1995 fiscal year, Mr. Sult served as a member of the Nominating and Compensation Committee until August 1, 1994. Mr. Sult is the President of National Welders Supply Co., Inc. ("National"), a producer and distributor of industrial gases, welding supplies and related equipment in the southeastern part of the United States. Since the beginning of fiscal 1995, National has paid $546,000 to the Company for the purchase of nitrous oxide and $1,209,000 to a joint venture of the Company and Elkem Metals Company for the purchase of calcium carbide.


                 STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite - 500 Stock Index and the S&P Chemicals Composite Index for the period of five years commencing April 1, 1990 and ended March 31, 1995.

                             CERTAIN TRANSACTIONS


     McClain Corporation ("McClain"), Woodstock, Illinois, which is the beneficial owner of more than five percent of the Company's Common Stock, is the exclusive sales agent of a subsidiary of the Company for the sale and marketing of certain products, including electrically calcined anthracite and electrode paste, under a sales agency agreement which was renewed by the parties in October 1993 for a ten-year term (the "Sales Agency Agreement"). The Sales Agency Agreement provides for the payment of commissions to McClain equal to 5% of the sales for all Company products sold under the Sales Agency Agreement by McClain. During the fiscal year ended March 31, 1995, Midwest Carbide, a wholly-owned subsidiary of the Company, paid McClain $543,000 pursuant to the Sales Agency Agreement. The Company believes the amounts paid to McClain are not inconsistent with industry practices.

     The Company leases two properties from Mr. Knieling under two leases that expire in fiscal 1996 and 1997. During fiscal 1995, the Company made rental payments to Mr. Knieling in the aggregate amount of $70,000. The Company believes that the terms of the leases are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

     Since April 1, 1994, National Welders Supply Co., Inc., of which Mr. Sult is the President, paid $546,000 to the Company for the purchase of nitrous oxide and $1,209,000 to a joint venture of the Company for the purchase of calcium carbide. The Company believes that the terms of the transactions are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties. See "Compensation Committee Interlocks and Insider Participation."

     The Company leases cylinders from William A. Rice, Jr., Division President - Industrial Distribution and Purchasing, of the Company, under a capital lease continuing through December 1997. During its 1995 fiscal year, the Company made principal and interest payments totaling $174,000 to Mr. Rice. The Company believes that the terms of the lease are no less favorable than could have been obtained in arms-length transactions with unaffiliated third parties.

     In April 1995, the Company made a $110,000 loan to William E. Sanford, Vice President - Sales and Marketing, to assist in the payment of taxes incurred as a result of Mr. Sanford's exchange of an interest in a subsidiary for the Company's Common Stock. The loan bears interest at an annual rate of 9%, and principal and interest are due and payable on demand.

     In fiscal 1995, Mr. Knieling received a $250,000 contingent payment from the Company in connection with the Company's acquisition in 1989 of a company owned by Mr. Knieling.

                             SECURITY OWNERSHIP

     The following table sets forth certain information, according to information supplied to the Company regarding the number and percentage of shares of the Company's Common Stock beneficially owned on March 31, 1995 (i) by each person who is the beneficial owner of more than 5% of the Common Stock; (ii) by each nominee for director and director (who is a nominee or continuing director); (iii) by each executive officer named in the Summary Compensation Table; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.


Name of Beneficial Owner  Amount and Nature of          Percentage of
                          Beneficial Ownership(1)       Shares Outstanding

Peter McCausland
101 Waterman Avenue
Philadelphia, PA . . . .    4,711,007 (2)(3)(4)           15.1

James M. Hoak, Jr. . . .       22,500 (2)                  *

Erroll C. Sult . . . . .       38,300 (2)                  *

W. Thacher Brown . . . .       50,500 (2)(5)               *

Frank B. Foster, III . .       25,300 (2)                  *

John A. H. Shober. . . .       25,500 (2)                  *

Merril L. Stott. . . . .      183,792 (2)(6)               *

Robert E. Naylor, Jr.. .       10,500 (2)                  *

Robert L. Yohe . . . . .        3,700 (2)                  *

Britton H. Murdoch . . .      119,040 (2)                  *

Kenneth A. Keeley. . . .      421,855 (2)(4)(7)            1.4

Alfred B. Crichton . . .       81,058 (2)(4)               *

Hermann Knieling . . . .       55,935 (2)(4)               *

McClain Corporation
304 West Jackson Street
Woodstock, Illinois 60098   1,580,000 (8)                  5.1

Thomas W. Smith
323 Railroad Avenue
Greenwich, CT 06830. . .    1,737,800 (9)                  5.6

Thomas N. Tryforos
323 Railroad Avenue
Greenwich, CT 06380. . .    1,738,196 (9)                  5.6

(columns continued)

Name of Beneficial Owner  Amount and Nature of          Percentage of
                          Beneficial Ownership(1)       Shares Outstanding

First Interstate Bancorp.
633 W. 5th Street
Los Angeles, CA 90071. .    1,559,150 (10)                 5.1

All directors and
 executive officers
 as a group (20 persons)    6,284,928 (1)(2)(3)(4)
                                      (5)(6)(7)            19.4
________________________

*  Less than 1% of the outstanding Common Stock

(1) Includes all options, warrants and rights to acquire shares currently exercisable or exercisable within 60 days of March 31, 1995.

(2) Includes the following number of shares of Common Stock which may be acquired by certain directors and executive officers through the exercise of options and warrants which were exercisable as of March 31, 1995 or became exercisable within 60 days of that date: Mr. McCausland, 461,040 shares; Mr. Hoak, 18,500 shares; Mr. Sult, 26,500 shares; Mr. Brown, 22,500 shares; Mr. Foster, 18,500 shares; Mr. Shober, 18,500 shares; Mr. Stott, 91,300 shares; Mr. Naylor, 10,500 shares; Mr. Murdoch, 102,850 shares; Mr. Keeley, 286,450 shares; Mr. Crichton, 62,350 shares; Mr. Knieling, 43,050 shares; Mr. Yohe, 2,500 shares; and all directors and executive officers as a group, 1,597,455 shares.

(3) Investment and/or voting power with respect to 1,086,256 of such shares are shared with, or under the control of, members of Mr. McCausland's immediate family, and 60,915 shares are held by a charitable foundation of which Mr. McCausland is an officer and director.

(4) Includes the following shares of Common Stock held under the Company's 401(k) Plan: Mr. McCausland, 15,605 shares; Mr. Keeley, 8,232 shares; Mr. Crichton, 3,245 shares; Mr. Knieling, 4,305 shares; and all executive officers as a group, 59,830 shares.

(5)  Includes 4,000 shares owned by members of Mr. Brown's immediate family.

(6) Includes 90,400 shares owned in a living trust of which Mr. Stott and his spouse are co-trustees and their children are the beneficiaries.

(7) Includes 127,900 shares owned in a living trust, of which Mr. Keeley is both trustee and beneficiary and 1,100 shares held in a partnership, the partners of which are Mr. Keeley and his two sons.

(8) McClain Corporation ("McClain") jointly reported with Arthur W. McClain, Helen S. McClain, Scott D. McClain, Margaret S. McClain and Kelly W. McClain, the directors of McClain, on a Schedule 13G, dated April 13, 1995 (upon which the Company has relied in making this disclosure), that they had shared voting and investment power for 1,580,000 shares and sole voting and investment power for 58,200, 0, 12,500, 2,500 and 2,630 shares, respectively, and that Kelly W. McClain had shared voting and investment power with his spouse as to 3,660 shares.

(9) Mr. Smith and Mr. Tryforos jointly reported on a Schedule 13D, dated March 27, 1992, that in their capacities as general partners of three partnerships and trustees of a profit sharing plan, they had shared voting and investment power for more than 5% of the outstanding shares of the Common Stock, and they subsequently advised the Company that Mr. Smith and Mr. Tryforos have shared voting and investment power for 1,737,800 shares and that Mr. Tryforos has sole voting and investment discretion for 396 shares.

(10) First Interstate Bancorp reported on Schedule 13G, dated February 10, 1995 (upon which the Company has relied in making this disclosure), that it had sole voting power for 895,450 shares, shared voting power for 139,600 shares, sole dispositive power for 1,426,550 shares and shared dispositive power for 172,600 shares.


                            PROPOSAL TO APPROVE AN
                AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                     TO LIMIT THE LIABILITY OF DIRECTORS

     The Delaware General Corporation Law (the "GCL") permits a Delaware corporation to include a provision in its Certificate of Incorporation eliminating or limiting personal monetary liability of members of its Board of Directors for certain alleged breaches of fiduciary duty. The Board of Directors has approved, subject to stockholder approval at the Annual Meeting, an amendment to the Company's Certificate of Incorporation to add such a provision in Article 11. The Board recommended that the stockholders approve the action called for by the following resolution and directed that the resolution be submitted for approval by the stockholders at the Annual Meeting.

     "RESOLVED, that the stockholders of the Corporation amend the Corporation's Certificate of Incorporation, as amended, by adding thereto the following article:

                                  ARTICLE 11
                                  __________

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "GCL"), or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the amended GCL. Any repeal or modification of this Article 11 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

       The proposed resolution will protect the directors against personal liability for monetary damages for certain breaches or their duty of care (which generally concerns directors' oversight of the corporation's business and the manner in which the directors make business decisions affecting the corporation). Under Delaware law, absent the inclusion of this provision, directors can be held liable for gross negligence in the performance of their duty of care but not for simple negligence. In a context not involving a decision by the Board of Directors (i.e., a suit alleging loss due to the directors' inattention to a particular matter), a simple negligence standard might apply. The proposed provision protects directors against liability for monetary damages for negligence in the performance of their duties, including gross negligence. Under Delaware law, directors remain liable for breaches of their duty of loyalty to the corporation and its stockholders (which generally concerns directors' self-interested dealings with respect to the corporation), as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit, and for unlawful dividends or unlawful stock repurchases or redemptions. Furthermore, the proposed provision does not affect the liability of a director to third parties who are not stockholders or under federal statutes, such as the federal securities laws, nor does it affect the ability of the Company or a stockholder to seek equitable relief, such as an injunction or rescission of a transaction involving a breach of the duty of care, although the availability of such equitable relief may be of limited usefulness in many circumstances or may be unavailable as a practicable matter. In addition, the proposed provision applies only to claims against a director arising out of his role as a director and not his role as an officer or in any other capacity. Furthermore, liabilities which may arise out of acts or omissions occurring prior to the date of the adoption of the amendment to the Certificate of Incorporation would not be covered by this provision, so that directors would remain potentially liable for monetary damages in connection with any such prior acts or omissions.

     The principal effect of this provision will be that stockholders will be giving up a cause of action against a director for breach of fiduciary duty, including grossly negligent business decisions.

     The Board of Directors believes that the adoption of this provision is important in attracting and retaining qualified directors and the Company believes that it will enable the Company to receive more favorable directors' liability insurance rates and provide additional comfort to directors by providing an added level of protection for decisions made in the Company's interest. This provision was not proposed in response to any resignation, threat of resignation or refusal to serve by any director of the Company or the result of any knowledge on the part of the Board of Directors of any threatened action or suit against the Board or any of its members. Although the Company believes it has been able to attract and retain sufficient qualified persons to serve as its directors, the Board of Directors believes that the Company should take every possible step to ensure that it will continue to be able to attract qualified directors.

                 PROPOSAL TO APPROVE THE AMENDED AND RESTATED
                      1984 STOCK OPTION PLAN, AS AMENDED

     On May 22, 1995, the Board of Directors adopted, subject to stockholder approval, the Amended and Restated 1984 Stock Option Plan (the "Plan"), as amended (i) to allow for the continued exercise of non-qualified options held by employees whose employment terminates due to death, disability or retirement, to the extent exercisable on the date of termination, unless the Nominating and Compensation Committee (the "Committee") determines, in its sole discretion, that all or part of the options that were not exercisable at the date of termination will be vested and will continue to be exercisable,
(ii) to provide that a pro rata portion of the current year's installment of non-qualified stock options on the date of termination of employment due to death, disability or retirement which were not exercisable as of the date of termination will become exercisable, (iii) to provide that the Committee may, in its discretion, accelerate vesting of any non-qualified stock option and
(iv) to limit the number of options that may be granted to any individual under the Plan.

     The Board of Directors believes that the granting of stock options is an effective method of recruiting and retaining valuable employees of the Company and its subsidiaries by providing an incentive to such persons and strengthening the identity of interests between such key employees and
the Company.   The purpose of the amendment is to (i) provide a more orderly transition for employees and their families due to the employee's death, disability or retirement by allowing them to retain and exercise vested and, to the extent permitted by the amendment, unvested options that have been issued by the Company, (ii) provide the Committee with flexibility to amend the vesting schedule of an outstanding option and (iii) allow the Company to qualify for certain tax deductions for compensation paid to its executive officers. The amendment provides that no individual may be granted, in any fiscal year, options to acquire more than 200,000 shares of the Company's Common Stock, subject to adjustment under certain conditions. Subject to stockholder approval, the amendment will apply to all non-qualified options granted beginning on May 22, 1995. If the stockholders do not approve the Plan as amended, the Plan in its current form will remain in effect.

Summary of Terms and Provisions of the Plan

     Options granted pursuant to the Plan are evidenced by written stock option agreements containing such terms and conditions as may be recommended and approved from time to time by the Committee, but subject to the terms of the Plan. The material terms and provisions applicable to options under the Plan, as amended pursuant to this Proposal, are described below.

     General. The Plan was adopted by the Board of Directors and approved by the stockholders of the Company on June 5, 1984. The Plan was subsequently amended to incorporate certain changes required by the Internal Revenue Code of 1986, as amended, to provide for the grant of nonstatutory stock options, to increase the number of shares available for grant under the Plan, to provide for the acceleration of exercisability upon a change in control of options granted under the Plan and to satisfy the requirements contained in old Rule 16b-3. The purpose of the Plan is to help attract and retain superior personnel for positions of substantial responsibility with the Company and to provide officers and other key employees of the Company upon whose judgment, initiative and efforts the success and development of the business depends, with an additional incentive to contribute to the Company's success. As of March 31, 1995, there were approximately 300 employees who were eligible to receive options under the Plan.

     The Plan provides that ISOs and non-qualified stock options to purchase 7,040,000 shares of Common Stock may be granted from time to time until June 4, 1999, unless the Plan is terminated sooner by the Board of Directors. As of March 31, 1995, 1,758,492 shares have been purchased pursuant to the exercise of options, 2,914,470 shares were issuable upon the exercise of outstanding options and 2,367,038 shares were reserved for issuance upon the exercise of options available for grant. The number of shares covered by options granted under the Plan and the exercise prices are subject to adjustment in the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, recapitalizations, stock splits, combinations, exchanges of shares and upon similar events. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the unpurchased shares become available again for purposes of the Plan.

     The proposed amendment provides that no individual may be granted, in any fiscal year, options to acquire more than 200,000 shares of the Common Stock, as adjusted for stock splits, stock dividends or similar changes in capitalization.

     The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

     Exercise Price. The exercise price for each option granted pursuant to the Plan cannot be less than 100% of the fair market value of the Common Stock at the time of the grant of the option. If, however, an optionee owns more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price for each ISO granted cannot be less than 110% of the fair market value of the Common Stock on the date of grant. The Committee determines the fair market value of the Common Stock on the date of grant.

     Payment On Exercise. Full payment for the Common Stock purchased upon the exercise of an option must be made at the time of exercise. Any federal, state or local taxes required to be paid or withheld at the time of exercise shall also be paid or withheld in full prior to any delivery of shares of Common Stock upon exercise. Payment of the option price upon exercise of any option must be in cash or its equivalent.

     Term of Grant. The term of each option cannot be more than ten years from the date of grant, provided that in the case of an optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company, the term of an ISO cannot be more than five years from the date of grant.

     Exercisability. Except as set forth below and subject to the Committee's discretion to accelerate exercisability of an option and upon the occurrence of a "change of control" (as described below), an option may not be exercisable before the first anniversary of the date of grant, at which time 25% of the option granted vests, with the balance vesting at a rate of 25% for each additional completed year of continuous employment with the Company. The Committee may specify other installments or dates for the exercise of options and may determine that options will vest and become immediately exercisable in whole or in part.

     Non-Transferability. Except as described below, options granted under the Plan are not transferable or assignable otherwise than by will or the laws of descent and distribution upon the death of the optionee. During the lifetime of an optionee, an option is only exercisable by the optionee, or in the event of his legal disability, by his legal representative. The Committee may grant or amend outstanding non-qualified options providing that they are transferable to immediate family members or to trusts for, or partnerships whose only partners are, such family members.

     Termination of Optionee Employment. If an optionee's employment with the Company is terminated other than by reason of his death, disability or retirement prior to the expiration of the original term of his option (the "Expiration Date") such option may be exercised by the optionee, to the extent of the number of shares of Common Stock with respect to which the optionee could have exercised it on the date of such termination of employment, or to any greater extent permitted by the Committee, at any time prior to the earlier of: (i) 30 days following the date of the optionee's termination of employment or (ii) the Expiration Date of such option. If an optionee's employment with the Company terminates due to death, disability or retirement, the employee's option may be exercised during the balance of the term of the option, to the extent that it was exercisable on the date of termination, unless the Committee determines, in its sole discretion, that the options that were not exercisable at the date of termination will be vested and will continue to be exercisable. Even if the Committee does not accelerate vesting, a pro rata portion of the current year's installment of non-qualified stock options that were not exercisable as of the date of termination will become exercisable.

     Change in Control. Options granted under the Plan become fully exercisable upon a "change in control" of the Company, which is deemed to have occurred if (i) a stockholder becomes the beneficial owner of 20% or more of the Common Stock then outstanding (30% or more of the Common Stock outstanding with respect to Peter McCausland), (ii) with stockholder approval, the Company is involved in a merger or any sale of all or any substantially all of its assets so that its stockholders before such transaction own, immediately after the transaction, less than 50% of the surviving or acquiring corporation, or (iii) a change in the majority of the Board of Directors occurs during a 24-month period without the approval of a majority of the directors in office at the beginning of such period.

     Tax Treatment. A recipient of an ISO within the meaning of Section 422 of the Code will not recognize taxable income for purposes of the regular income tax upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the option price will be treated as an item of tax preference and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. An optionee will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO provided that the optionee does not dispose of such shares within two years from the date the ISO was granted or within one year after such shares were transferred to him. If the recipient satisfies the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of the ISO. As a general rule, if an optionee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "Disqualifying Disposition"), his gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the recipient held his shares prior to the disqualifying disposition.

     A recipient of a non-qualified option will not recognize taxable income, for federal income purposes, upon the grant of an option. Upon exercise of a non-qualified option, the optionee will generally recognize taxable ordinary income to the extent that the fair market value of the shares on that date of exercise exceeds the option price. The Company will generally be allowed a tax deduction equal to the amount of ordinary income recognized by an optionee upon exercise of an option. Upon disposition of shares acquired upon exercise of an option, the optionee will recognize long-term or short-term gain or loss, depending upon the length of time he held the shares prior to disposition, equal to the difference between the amount realized on disposition and the fair market value of the shares on the date of exercise.

     A donee of a transferable non-qualified option should not recognize taxable income or gain as a result of the gift of a transferable option. However, upon the transfer, the optionee will be required to value the option for gift tax purposes. Upon exercise by the donee, the optionee, not the donee, should recognize taxable income in the amount of the difference between the exercise price and the market price of the Common Stock on the date of exercise and the Company should receive a deduction in the same amount. Even though the donee should not incur any income tax upon exercise, the donee's basis in the stock should be stepped-up to the market price on the date of exercise.

     Termination of Plan. No options may be granted after June 1, 1999, although all outstanding options will remain in effect until such options expire or are terminated in accordance with the Plan.

Stock Price Information

     The closing price of the Company's Common Stock on the New York Stock Exchange on June 23, 1995 was $27.50.

New Plan Benefits

     The table below summarizes the number of options containing the proposed amended provisions that were granted in May 1995 under the Plan to each of the persons and groups indicated subject, with respect to the proposed amended provisions, to stockholder approval.

        Name and Position                 Number of Shares(1)
        _________________                 ___________________

     Peter McCausland, Chairman,
       President and Chief Executive
       Officer . . . . . . . . . . . . .   72,000

     Britton H. Murdoch, Vice
       President - Finance . . . . . . .   16,000

     Kenneth A. Keeley, Division
       President - Central . . . . . . .   16,000

     Alfred B. Crichton, Division
       President - West. . . . . . . . .   17,000

     Hermann Knieling, Division
       President - East. . . . . . . . .   17,000

     Executive Officer Group . . . . . .  226,500

     Non-Executive Officer Employee Group 256,110


     (1) Except for the options listed above which were granted on May 22, 1995, future benefits under the Plan are not determinable since grants of options are at the discretion of the Committee.


     The Board of Directors recommends that you vote FOR the approval of the Plan, as proposed to be amended.

           PROPOSAL TO APPROVE THE AIRGAS MANAGEMENT INCENTIVE PLAN

General

     On May 22, 1995, the Board of Directors adopted the Airgas Management Incentive Plan (the "Incentive Plan") and resolved that the Incentive Plan be submitted to stockholders for approval. The Incentive Plan is designed to reward designated key personnel that achieve corporate-wide or business unit-specific pre-tax profit, cash flow and debt management targets and subjective operational and strategic goals. The objective component of the Incentive Plan is based on objective performance-based goals and provides a maximum award that may be paid to eligible participants. The Incentive Plan will become effective as of April 1, 1995, if approved by stockholders.

     The adoption of the Incentive Plan is made desirable by the recently enacted Section 162(m) of the Internal Revenue Code of 1986, as amended, to ensure the Federal income tax deductibility of any awards under the objective component of the Incentive Plan under one of the statutory exceptions. The component of the Incentive Plan that is based on objective financial performance targets is intended to qualify under one of these exceptions that excludes performance-based compensation payable as the result of the achievement of objective, pre-set performance targets. Because of the more subjective nature of the operational and strategic goals, the Company expects that component of the Incentive Plan will be subject to the $1 million deduction limit. The objective, performance-based component of the Incentive Plan is being submitted for stockholder approval to comply with Section 162(m). The Incentive Plan will enhance the ability of the Company to attract and retain the highest quality management employees who the Company will depend on to sustain the progress Airgas has experienced.

     The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote on the proposal at the Annual Meeting is required for approval of the Incentive Plan. If the stockholders do not approve the Incentive Plan, the Incentive Plan will not become effective, and the Board of Directors will consider whether to adopt some alternative arrangement based on its assessment of the needs of the Company.

The material features of the Incentive Plan are summarized below.

Eligible Participants

     Participation in the Incentive Plan is limited to selected key employees of the Company. The following personnel categories are eligible to participate in the Incentive Plan; however, as to whether a particular employee actually participates is subject to approval by the Nominating and Compensation Committee (the "Committee") of the Board of Directors:

     -    Senior corporate staff personnel
     - Subsidiary presidents, sales managers, operations managers, inventory managers, controllers
     -    Other managers upon recommendation of Division Presidents

     The approximate number of persons currently eligible to participate is 250.

Total Incentive Opportunity

     Each year, the Committee determines each participant's potential award level by first setting each participant's total incentive opportunity under the Incentive Plan, which is expressed as a percentage of the participant's base salary. The total incentive opportunity ranges from 25% of a subsidiary manager participant's base salary to a high of 50% for the Chief Executive Officer, subject to adjustment at the Committee's discretion, each year based on position and such other matters as the Committee deems relevant.


     The total incentive opportunity is then divided into two categories: one based on the attainment of three objective, performance-based financial targets pursuant to the objective component of the Incentive Plan, and a second based on attainment of subjective operational or strategic objectives. Financial targets for each business unit and subjective goals for each participant are established at the start of the fiscal year, and the objective financial targets are approved by the Committee. The Committee may modify the amounts of the financial targets if it determines that the targets are no longer suitable, provided that it may not increase the amount of awards that can be earned under the objective component of the plan.

     The split of the total incentive opportunity into awards under the two components of the Incentive Plan varies by participant based on position and such other matters as the Committee deems relevant. Subsidiary managers, for instance, may have up to one-half of their total incentive opportunity determined by achievement of subjective goals and the remainder based on objective, performance-based financial targets. Alternatively, only 20% of a Division President's incentive opportunity may be based on subjective goals and 80% based on objective performance-based financial targets.

     For the Chief Executive Officer, 100% of his incentive opportunity under the Incentive Plan is determined by the attainment of objective financial targets pursuant to the objective component of the plan. The Chief Executive Officer also participates in another plan which is based on subjective operational and strategic goals.

Calculation of Objective Component of Incentive Award

     In order to calculate the objective component of the incentive award, the Committee sets annual financial performance targets based upon pre-tax profits, operating cash flow (operating income plus depreciation and amortization) and average interest-bearing debt balances. Actual achievement of each of the three financial targets as a percentage of the targets is calculated. The average of the three achievement percentages must be at least 70% for a bonus to be paid, and the maximum average is 110%, beyond which no additional bonus can be earned.

     The actual amount of each participant's award under the objective component of the Incentive Plan depends on the participant's potential award level and the degree to which the pre-set financial targets are achieved. The maximum amount that a participant can receive under the objective component in any fiscal year is $750,000.

Termination and Amendment

     The Committee may terminate or amend the Incentive Plan at any time, provided that no amendment may be made that would adversely affect the rights of the participant with respect to an award granted and outstanding prior to the date of such termination.

Non-Transferability

     Rights acquired under the Incentive Plan are not transferable. Neither the participation in the Incentive Plan nor any action taken thereunder shall be construed as giving any participant the right to remain in the employ of the Company or any of its affiliates or subsidiaries.

Administration

     The Incentive Plan will be administered by the Committee.   The Committee
establishes the objective financial targets and any other measures as may be necessary to meet the objectives of the Incentive Plan.

Effective Date

     If approved by stockholders, the Incentive Plan will be effective as of April 1, 1995.

New Plan Benefits

     The table below summarizes the amounts that would have been received by each of the indicated persons and groups under the objective component of the Incentive Plan had the Incentive Plan been in effect during the last fiscal year but using current salaries. Annual bonus awards to be issued in the future under the Incentive Plan cannot be determined at this time.

        Name and Position              Dollar Value ($)
        _________________              _________________

     Peter McCausland, Chairman,
       President and Chief Executive
       Officer . . . . . . . . . . . . . .  $   270,833

     Britton H. Murdoch, Vice
       President - Finance . . . . . . . .       59,670

     Kenneth A. Keeley, Division
       President - Central . . . . . . . .       59,346

     Alfred B. Crichton, Division
       President - West. . . . . . . . . .       43,848

     Hermann Knieling, Division
       President - East. . . . . . . . . .       46,526

     Executive Officer Group . . . . . . .      762,841

     Non-Executive Officer Employee Group.  $ 2,315,744

     The Board of Directors recommends that the Stockholders vote FOR the approval of the Company's Management Incentive Plan.

                        PROPOSAL TO RATIFY ACCOUNTANTS

     The Board of Directors has selected the firm of KPMG Peat Marwick LLP as independent certified public accountants to audit the books, records and accounts of the Company for the fiscal year ending March 31, 1996. The Board of Directors has proposed that the stockholders ratify the selection of KPMG Peat Marwick LLP. This firm audited the Company's financial statements for the fiscal year ended March 31, 1995. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends that you vote FOR ratification of KPMG Peat Marwick LLP as independent accountants.

                          STOCKHOLDERS PROPOSALS FOR
                             NEXT ANNUAL MEETING

     Any properly submitted proposal which a stockholder intends to present at the next Annual Meeting of Stockholders must be received by the Company by February 29, 1996 if it is to be included in the Company's proxy statement and form of proxy relating to the next Annual Meeting.

                                                                APPENDIX 1
Airgas, Inc.
Comparison of Five Year Cumulative Total Return

       700|------------------------------------------------------|
          |                                                      |
          |                                                      |
          |                                                *     |
       600|------------------------------------------------------|
          |                                                      |
          |                                                      |
          |                                                      |
D      500|---------------------------------------*--------------|
          |                                                      |
O         |                                                      |
          |                                                      |
L      400|------------------------------------------------------|
          |                                                      |
L         |                                                      |
          |                                                      |
A      300|------------------------------*-----------------------|
          |                                                      |
R         |                                                      |
          |                                                      |
S      200|------------------------------------------------------|
          |                                                 &$   |
          |                     *         &        &$            |
          |             &        &$        $                     |
       100|---*&$------*-$---------------------------------------|
          |                                                      |
          |                                                      |
          |                                                      |
         0|----|--------|--------|--------|--------|--------|----|
 March 31,   1990     1991     1992     1993     1994      1995

            * = Airgas     & = Chemicals     $ = S&P 500

|-----------|-------|--------|--------|--------|--------|--------|
|March 31,  | 1990  |  1991  |  1992  |  1993  |  1994  |   1995 |
|-----------|-------|--------|--------|--------|--------|--------|
|* Airgas   | 100   | 106.74 | 142.56 | 298.54 | 510.51 | 632.91 |
|-----------|-------|--------|--------|--------|--------|--------|
|& Chemicals| 100   | 114.41 | 127.05 | 146.39 | 148.55 | 171.68 |
|-----------|-------|--------|--------|--------|--------|--------|
|$ S&P      | 100   |  97.74 | 124.53 | 127.35 | 152.22 | 183.46 |
|-----------|-------|--------|--------|--------|--------|--------|

The graph above assumes that $100 was invested on April 1, 1990, in Airgas, Inc. Common Stock, the S&P Chemicals Composit Index and the S&P 500 Index.

                          AIRGAS, INC.                 APPENDIX 2
PROXY

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
            FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 7, 1995

     The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Peter McCausland, Todd R. Craun and Britton H. Murdoch, and each of them, proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 8:30 a.m.
on Monday, August 7, 1995, in the Washington Room, Four Seasons Hotel, 18th Street and Benjamin Franklin Parkway, Philadelphia, Pennsylvania, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting.

     SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                            (Continued, and to be signed, on the other side)
               ________________________________________________

                    [to be inserted on back of proxy card]


Please mark [] or [] in blue or black ink.

1.  Election of Directors.
    Nominees:  W. Thacher Brown, Frank B. Foster, III, and Peter McCausland

    [] FOR all nominees listed above

    [] FOR all nominees listed above; except vote withheld from following nominees (if any): ______________________________________

    [] VOTE WITHHELD from all nominees

2. Approve an amendment to the Company's Certificate of Incorporation to limit the potential liability of the directors for monetary damages for certain acts or omissions.

    [] FOR   [] AGAINST   [] ABSTAIN

3. Approve the Company's Amended and Restated 1984 Stock Option Plan, as amended.

    [] FOR   [] AGAINST   [] ABSTAIN

4.  Approve the Airgas Management Incentive Plan

    [] FOR   [] AGAINST   [] ABSTAIN

5.  Ratify the selection of KPMG Peat Marwick LLP as independent auditors.

    [] FOR   [] AGAINST   [] ABSTAIN

6. In their discretion, upon such other matters as may properly come before the Meeting.

    The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors.

                         NOTE: Please sign exactly as name(s) appears hereon.
                               Executors, administrators, trustees, etc.
                               should give full title as such.

                         Signature____________________________________________

                         Signature ___________________________________________

                         Dated _________________________________________, 1995


PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.